Sekisui House U.S., Inc.
Combined Consolidated Financial Statements
For the Nine Months Ended September 30, 2025

Sekisui House U.S., Inc.

(i)

PART I. FINANCIAL INFORMATION

Sekisui House U.S., Inc.
Combined Consolidated Balance Sheet

September 30, 2025
(unaudited)
(Dollars in thousands, except share and per share amounts)
ASSETS
Homebuilding:
Cash and cash equivalents	$65,840
Trade and other receivables	91,371
Accounts receivable due from Parent	131,347
Inventories	5,800,482
Land held for sale	73,934
Property and equipment, net	93,561
Deferred tax asset, net	54,727
Prepaids and other assets	132,650
Investment in unconsolidated entities	15,880
Goodwill and intangible assets, net	73,684
Total homebuilding assets	6,533,476
Financial Services:
Cash and cash equivalents	142,945
Mortgage loans held-for-sale, net	180,681
Other assets	28,765
Total financial services assets	352,391
Total Assets	$6,885,867
LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$206,498
Accrued and other liabilities	403,159
Revolving credit facility	85,000
Related party payables	6,181
Related party note	99,900
Notes payable, net	358,690
Senior notes, net	1,484,938
Total homebuilding liabilities	2,644,366
Financial Services:
Accounts payable and accrued liabilities	126,128
Mortgage repurchase facility	143,008
Total financial services liabilities	269,136
Total Liabilities	2,913,502
Stockholders' Equity
Common stock, $0.01 par value; 150 shares authorized; 100 issued and outstanding at September 30, 2025	—
Additional paid-in-capital	2,183,221
Retained earnings	1,789,144
Total Stockholders' Equity	3,972,365
Total Liabilities and Stockholders' Equity	$6,885,867
The accompanying Notes are an integral part of these Unaudited Combined Consolidated Financial Statements.

Sekisui House U.S., Inc.
Combined Consolidated Statement of Operations and Comprehensive Income

Nine Months Ended September 30,
2025

(Dollars in thousands)
Homebuilding:
Home sale revenues	$3,788,835
Land sale revenues	6,796
Other revenues	83
Total revenues	3,795,714
Home cost of sales	(3,177,850)
Inventory impairments	(60,253)
Total home cost of sales	(3,238,103)
Land cost of sales	(5,170)
Other cost of sales	(21)
Total cost of sales	(3,243,294)
Gross profit	552,420
Selling, general and administrative expenses	(464,808)
Interest and other income	14,633
Other income (expense)	(11,426)
Homebuilding pretax income	90,819

Financial Services:
Revenues	81,306
Expenses	(51,440)
Other income, net	10,607
Financial services pretax income	40,473

Income (loss) before income taxes	131,292
Benefit (provision) for income taxes	(25,264)
Net income (loss)	$106,028
The accompanying Notes are an integral part of these Unaudited Combined Consolidated Financial Statements.

Sekisui House U.S., Inc.
Combined Consolidated Statement of Changes in Stockholders’ Equity
(Dollars in thousands, except share amounts)

	Nine Months Ended September 30, 2025
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
Balance at December 31, 2024	100	$—	$2,183,221	$1,791,681	$3,974,902
Net income (loss)	—	—	—	106,028	106,028
Cash dividends declared	—	—	—	(108,565)	(108,565)
Balance at September 30, 2025	100	$—	$2,183,221	$1,789,144	$3,972,365
The accompanying Notes are an integral part of these Unaudited Combined Consolidated Financial Statements.

Sekisui House U.S., Inc.
Consolidated Statement of Cash Flows

Nine Months Ended September 30,
2025

(Dollars in thousands)
Operating Activities:
Net income	$106,028
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	29,358
Inventory impairments	60,253
Project abandonment costs	8,459
Loss (gain) on sale of property and equipment	468
Impairment of property and equipment	2,676
Income from unconsolidated entities	(254)
Deferred income tax benefit (expense)	(21,742)
Net changes in assets and liabilities:
Trade and other receivables	1,264
Accounts receivable due from Parent	14,731
Mortgage loans held-for-sale, net	56,125
Total inventories	(938,158)
Prepaids and other assets	26,051
Due from Related Parties	3,641
Accounts payable and accrued and other liabilities	(6,295)
Net cash used in operating activities	(657,395)

Investing Activities:
Proceeds from sale / disposal of other assets	755
Purchases of property and equipment	(28,545)
Decrease in receivable from cash pooling arrangement with Parent	102,407
Net cash used in investing activities	74,617

Financing Activities:
Draws (payments) on mortgage repurchase facility, net	(34,610)
Draws (payments) on homebuilding line of credit, net	85,000
Repayments of notes payable	(1,318)
Dividend payments	(108,565)
Payments of deferred financing costs	(27)
Net cash used in financing activities	(59,520)

Net decrease in cash, cash equivalents and restricted cash	(642,298)
Cash, cash equivalents and restricted cash:
Beginning of period	851,083
End of period	$208,785

Reconciliation of cash, cash equivalents and restricted cash:
Homebuilding:
Cash and cash equivalents	$65,840
Restricted cash	—
Financial Services:
Cash and cash equivalents	142,945

Total cash, cash equivalents and restricted cash	$208,785

Supplemental disclosure of noncash investing and financing activities
Inventories received as a distribution from investment in unconsolidated entities	$28,367
The accompanying Notes are an integral part of these Unaudited Combined Consolidated Financial Statements.

1.    Basis of Presentation
The Unaudited Combined Consolidated Financial Statements of Sekisui House U.S., Inc. (formerly known as M.D.C. Holdings, Inc.) ("SHUS," “the Company," “we,” “us,” or “our,” which refer to Sekisui House U.S., Inc. and its subsidiaries) and Woodside Homes Company, LLC ("Woodside") for the nine months ended September 30, 2025 have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") under Rule 3-05 of Regulation S-X. The SEC granted the Company's request to substitute combined consolidated financial statements of the Company and Woodside for the year ended December 31, 2024 (which includes Woodside beginning on April 19, 2024, the date the Company was acquired by Woodside's parent) and combined consolidated interim financial statements of the Company and Woodside for the nine months ended September 30, 2025 in lieu of the financial statements of Woodside and the pro forma combined financial information required by Rule 3-05 of Regulation S-X for the acquisition of Woodside. Accordingly, they do not include all information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements. These statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of SHUS and Woodside for the nine months ended September 30, 2025.
Merger.    On April 19, 2024, the Company completed the transactions contemplated by the Agreement and Plan of Merger, dated as of January 17, 2024 (the “Merger Agreement”), by and among the Company, SH Residential Holdings, LLC (“Parent” or "SHRH"), Clear Line, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 6.2, Section 6.17 and Section 9.15 of the Merger Agreement, Sekisui House, Ltd. (“Guarantor”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). See further information in Note 16, Merger.
Woodside Merger. On December 1, 2025, Parent contributed (for no consideration) to the Company all of Parent’s interests in its wholly owned subsidiary Woodside. Woodside is a homebuilding company with operations in Arizona, California, Nevada, and Utah.
Immediately prior to the contribution, the sole stockholder of the Company was also the sole stockholder of Woodside. As a result of the common ownership, upon closing of the transaction, the acquisition was considered a common-control transaction and was outside the scope of the business combination guidance in Accounting Standards Codification ("ASC") Topic 805, Business Combinations. The entities are deemed to be under common control as of April 19, 2024, which was the date that the sole stockholder acquired control of the Company and, therefore, held control over both companies. The combined consolidated financial statements incorporate Woodside financial results and financial information beginning on April 19, 2024. See further information in Note 18, Common Control Merger.
Included in these footnotes are certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. These forward-looking statements may be identified by terminology such as “likely,” “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained in this section are reasonable, we cannot guarantee future results. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by the forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports on Forms 10-K, 10-Q and 8-K should be considered.
2.    Recently Issued Accounting Standards
Adoption of New Accounting Standards
In November 2023, the FASB issued ASU 2023-07, "Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures" (“ASU 2023-07”), which is intended to improve reportable segment disclosure requirements, primarily through additional and more detailed information about a reportable segment's expenses. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The guidance is to be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. We adopted this amendment in the fourth quarter of 2024. As a result of the adoption, there was no material impact on our combined consolidated balance sheet or combined consolidated statement of operations and comprehensive income. Footnote 3 (Segment Reporting) was updated to comply with the new required disclosures.
Recent Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. This amendment modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation and additional information for reconciling items that meet a quantitative threshold, (2) the amount of income taxes paid (net of refunds received) (disaggregated by federal, state, and foreign taxes) as well as individual jurisdictions in which income taxes paid is equal to or greater than 5 percent of total income taxes paid net of refunds, (3) the income or loss from continuing operations before income tax expense or benefit (disaggregated between domestic and foreign) and (4) income tax expense or benefit from continuing operations (disaggregated by federal, state and foreign). The guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, while retrospective application is permitted. We are currently evaluating ASU 2023-09 and do not expect it to have a material effect on the combined consolidated financial statements and disclosures.
In November 2024, the FASB issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)" ("ASU 2024-03"). The amendments in this update enhance disclosures about a public business entity’s expenses and provide more detailed information about the types of expenses included in certain expense captions in the combined consolidated financial statements. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. We are currently evaluating the potential impact of adopting this new guidance on our combined consolidated financial statements and related disclosures.

3.    Segment Reporting
An operating segment is defined as a component of an enterprise for which discrete financial information is available and is reviewed regularly by the Chief Operating Decision Maker (“CODM”), or decision-making group, to evaluate performance and make operating decisions. We have identified our CODM as one key executive—the Chief Executive Officer (“CEO”). The CODMs' evaluation of segment performance is based on segment pretax income for all reportable segments. Pretax income is used at the segment level for forecasting and actual results to evaluate performance of each segment and further assist in decision making regarding allocation of capital and other resources between segments.
We have identified each homebuilding division as an operating segment. Our homebuilding operating segments have been aggregated into the reportable segments noted below because they are similar in the following regards: (1) economic characteristics; (2) housing products; (3) class of homebuyer; (4) regulatory environments; and (5) methods used to construct and sell homes. Our homebuilding reportable segments conducted ongoing operations in the following states:
•West (Arizona, California, Nevada, New Mexico, Oregon, Texas and Washington)
•Mountain (Colorado, Idaho and Utah)
•East (Alabama, Florida, Maryland, Tennessee and Virginia)
Our financial services business consists of the following operating segments: (1) HomeAmerican Mortgage Corporation (“HomeAmerican”); (2) Allegiant Insurance Company, Inc., A Risk Retention Group (“Allegiant”); (3) StarAmerican Insurance Ltd. (“StarAmerican”); (4) American Home Insurance Agency, Inc.; and (5) American Home Title and Escrow Company. Due to its contributions to combined consolidated pretax income, we consider HomeAmerican to be a reportable segment (“mortgage operations”). The remaining operating segments have been aggregated into one reportable segment (“other”) because they do not individually exceed 10 percent of: (1) combined consolidated revenue; (2) the greater of (a) the combined reported profit of all operating segments that did not report a loss or (b) the positive value of the combined reported loss of all operating segments that reported losses; or (3) combined consolidated assets.
Corporate is a non-operating segment that develops and implements strategic initiatives and supports our operating divisions by centralizing key administrative functions such as finance, treasury, information technology, insurance, risk management, litigation and human resources. A portion of the expenses incurred by Corporate are allocated to the homebuilding operating segments based on their respective percentages of assets, and to a lesser degree, a portion of Corporate expenses are allocated to the financial services segments. A majority of Corporate’s personnel and resources are primarily dedicated to activities relating to the homebuilding segments, and, therefore, the balance of any unallocated Corporate expenses is included in the homebuilding operations section of our combined consolidated statements of operations and comprehensive income.
The following tables present operating results relating to our homebuilding and financial services operations:

	Nine Months Ended September 30, 2025
	(Dollars in thousands)
	Homebuilding				Financial Services
	West	Mountain	East	Corporate	Mortgage operations	Other	Total
Home sale revenues	$2,051,278	$1,256,931	$480,626	$—	$—	$—	$3,788,835
Land sale revenues	$5,440	$1,356	$—	$—	$—	$—	$6,796
Other revenues	$43	$40	$—	$—	$—	$—	$83
Revenues	$2,056,761	$1,258,327	$480,626	$—	$39,168	$42,138	$3,877,020
Home cost of sales	$(1,711,499)	$(1,050,164)	$(416,187)	$—	$—	$—	$(3,177,850)
Inventory impairments	$(40,103)	$(6,775)	$(13,375)	$—	$—	$—	$(60,253)
Land cost of sales	$(4,080)	$(1,090)	$—	$—	$—	$—	$(5,170)
Other cost of sales	$(21)	$—	$—	$—	$—	$—	$(21)
Selling, general and administrative expenses	$(267,865)	$(120,427)	$(65,809)	$(10,707)	$—	$—	$(464,808)
Interest and other income (1)	$431	$191	$377	$13,634	$—	$—	$14,633
Expenses (2)	$—	$—	$—	$—	$(35,858)	$(15,582)	$(51,440)
Other income (expense), net (3)	$3,568	$2,591	$(3,103)	$(14,482)	$4,318	$6,289	$(819)
Pretax income	$37,192	$82,653	$(17,471)	$(11,555)	$7,628	$32,845	$131,292
(1) Includes interest income and gain (loss) on sale of other assets.
(2) Includes interest expense and general and administrative expense.
(3) Includes abandoned project costs and other non-operating expenses (Homebuilding) and interest income (Financial Services).
The following table summarizes total assets for our homebuilding and financial services operations. The assets in our West, Mountain and East segments consist primarily of inventory while the assets in our Corporate segment primarily includes cash and cash equivalents, trade and other receivables and deferred tax assets. The assets in our financial services operations consist mostly of cash and cash equivalents and mortgage loans held-for-sale.

September 30, 2025

(Dollars in thousands)
Homebuilding assets
West	$3,821,876
Mountain	1,444,551
East	899,221
Corporate	367,828
Total homebuilding assets	$6,533,476
Financial services assets
Mortgage operations	$213,148
Other	139,243
Total financial services assets	$352,391

Total assets	$6,885,867

4.    Fair Value Measurements
ASC Topic 820, Fair Value Measurements (“ASC 820”), defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs, other than quoted prices in active markets, that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.
The following table sets forth the fair values and methods used for measuring the fair values of financial instruments on a recurring basis, except those for which the carrying values approximate fair values:

		Fair Value
Financial Instrument	Hierarchy	September 30, 2025

		(Dollars in thousands)
Mortgage loans held-for-sale, net	Level 2	$180,681

Derivative and financial instruments, net
Interest rate lock commitments	Level 2	$(6,398)
Forward sales of mortgage-backed securities	Level 2	$(3,432)
Mandatory delivery forward loan sale commitments	Level 2	$80
Best-effort delivery forward loan sale commitments	Level 2	$(7)
The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of September 30, 2025.
Mortgage loans held-for-sale, net.  Our mortgage loans held-for-sale, which are measured at fair value on a recurring basis, include (1) mortgage loans held-for-sale that are under commitments to sell and (2) mortgage loans held-for-sale that are not under commitments to sell. At September 30, 2025, we had $35.4 million of mortgage loans held-for-sale at fair value under commitments to sell. The fair value for those loans was based on quoted market prices for those mortgage loans, which are Level 2 fair value inputs. At September 30, 2025, we had $145.3 million of mortgage loans held-for-sale that were not under commitments to sell. The fair value for those loans was primarily based upon the estimated market price received from an outside party, which is a Level 2 fair value input. The unpaid principal balances of all mortgage loans held for sale at September 30, 2025 were $188.0 million.
Gains (losses) on mortgage loans, net, are included as a component of revenues in the financial services section of our combined consolidated statements of operations and comprehensive income. For the nine months ended September 30, 2025, we recorded losses on mortgage loans held-for-sale, net of $90.8 million.
Derivative and financial instruments, net. Our derivatives and financial instruments, which include (1) interest rate lock commitments, (2) forward sales of mortgage-backed securities, (3) mandatory delivery forward loan sale commitments and (4) best-effort delivery forward loan sale commitments, are measured at fair value on a recurring basis based on market prices for similar instruments. For the nine months ended September 30, 2025, we recorded net losses on these derivative and financial instruments of $9.8 million in revenues in the financial services section of our combined consolidated statements of operations and comprehensive income. The following table sets forth the notional amounts of derivative and financial instruments at September 30, 2025:

Notional Values
Financial Instrument	September 30, 2025
(Dollars in thousands)
Interest rate lock commitments	$161,713
Forward sales of mortgage-backed securities	$280,500
Mandatory delivery forward loan sale commitments	$34,994
Best-effort delivery forward loan sale commitments	$2,136

For the financial assets and liabilities that the Company does not reflect at fair value, the following methods and assumptions were used to estimate the fair value of each class of financial instruments.
Cash and cash equivalents, restricted cash, trade and other receivables, prepaids and other assets, accounts payable, accrued and other liabilities and borrowings on our revolving credit facility. Fair value approximates carrying value.
Mortgage Repurchase Facility. The debt associated with our mortgage repurchase facility (see Note 14 for further discussion) is at floating rates that approximate current market rates and have relatively short-term maturities, generally within 30 days. The fair value approximates carrying value and is based on Level 2 inputs.
Senior Notes. The estimated values of the senior notes in the following table are based on Level 2 inputs, which primarily reflect estimated prices for our senior notes that were provided by multiple sources.

	September 30, 2025
	Carrying Amount	Fair Value

	(Dollars in thousands)
$300 million 3.850% Senior Notes due January 2030, net	$298,687	$288,880
$350 million 2.500% Senior Notes due January 2031, net	348,242	310,738
$500 million 6.000% Senior Notes due January 2043, net	491,791	477,702
$350 million 3.966% Senior Notes due August 2061, net	346,218	234,257
Total	$1,484,938	$1,311,577
Notes Payable. The debt associated with our notes payable had an estimated fair value of $327.9 million, based on Level 2 inputs, which primarily reflect estimated prices through multiple sources.

Related Party Note. The debt associated with our related party note had an estimated fair value of $98.2 million, based on Level 2 inputs, which primarily reflect estimated prices through multiple sources.

5.    Inventories
The following table sets forth, by reportable segment, information relating to our homebuilding inventories:

September 30, 2025

(Dollars in thousands)
Housing completed or under construction:
West	$1,831,449
Mountain	594,775
East	433,924
Subtotal	2,860,148
Land and land under development:
West	$2,020,274
Mountain	481,065
East	438,995
Subtotal	2,940,334
Total Inventories	5,800,482
Our inventories are primarily associated with communities where we intend to construct and sell homes, including models and unsold homes. Costs capitalized to land and land under development primarily include: (1) land costs; (2) land development costs; (3) entitlement costs; (4) capitalized interest; (5) engineering fees; and (6) title insurance, real property taxes and closing costs directly related to the purchase of the land parcel. Components of housing completed or under construction primarily include: (1) land costs transferred from land and land under development; (2) direct construction costs associated with a house; (3) real property taxes, engineering fees, permits and other fees; (4) capitalized interest; and (5) indirect construction costs, which include field construction management salaries and benefits, utilities and other construction related costs. Land costs are transferred from land and land under development to housing completed or under construction at the point in time that construction of a home on an owned lot begins.
In accordance with ASC Topic 360, Property, Plant, and Equipment (“ASC 360”), homebuilding inventories, excluding those classified as held for sale, are carried at cost unless events and circumstances indicate that the carrying value of the underlying subdivision may not be recoverable.  We evaluate inventories for impairment at each quarter end on a subdivision level basis as each such subdivision represents the lowest level of identifiable cash flows. In making this determination, we review, among other things, the following for each subdivision:
•actual and trending “Operating Margin” (which is defined as home sale revenues less home cost of sales and all incremental costs associated directly with the subdivision, including sales commissions, incentives and marketing costs);
•forecasted Operating Margin for homes in backlog;
•actual and trending net home orders;
•homes available for sale;
•market information for each sub-market, including competition levels, home foreclosure levels, the size and style of homes currently being offered for sale and lot size; and
•known or probable events indicating that the carrying value may not be recoverable.
If events or circumstances indicate that the carrying value of our inventory may not be recoverable, assets are reviewed for impairment by comparing the undiscounted estimated future cash flows from an individual subdivision (including capitalized interest) to its carrying value. If the undiscounted future cash flows are less than the subdivision’s carrying value, the carrying value of the subdivision is written down to its then estimated fair value. We generally determine the estimated fair value of each subdivision by determining the present value of the estimated future cash flows at discount rates, which are Level 3 inputs, that are commensurate with the risk of the subdivision under evaluation. The evaluation for the recoverability of the carrying value of the assets for each individual subdivision can be impacted significantly by our estimates of future home sale revenues, home construction costs, and development costs per home, all of which are Level 3 inputs.

If land is classified as held for sale, we measure it in accordance with ASC 360 at the lower of the carrying value or fair value less estimated costs to sell. In determining fair value, we primarily rely upon the most recent negotiated price, which is a Level 2 input. If a negotiated price is not available, we will consider several factors including, but not limited to, current market conditions, recent comparable sales transactions and market analysis studies, which are considered Level 3 inputs. If the fair value less estimated costs to sell is lower than the current carrying value, the land is impaired down to its estimated fair value less costs to sell.
Inventory impairments recognized by segment for the nine months ended September 30, 2025 is shown in the table below.

Nine Months Ended September 30,
2025
(Dollars in thousands)
Housing Completed or Under Construction:
West	$23,609
Mountain	1,823
East	6,759
Subtotal	32,191
Land and Land Under Development:
West	16,494
Mountain	4,952
East	6,616
Subtotal	28,062
Total Inventory Impairments	$60,253
The table below provides quantitative data, for the periods presented, where applicable, used in determining the fair value of the impaired inventory.

	Impairment Data			Quantitative Data
Three Months Ended	Number of Subdivisions Impaired	Inventory Impairments	Fair Value of Inventory After Impairments	Discount Rate
	(Dollars in thousands)
September 30, 2025	11	$45,050	118,895	12%	—	18%
June 30, 2025	8	15,203	58,512	12%	—	15%
Total		$60,253

6.    Capitalization of Interest
We capitalize interest to inventories during the period of development in accordance with ASC Topic 835, Interest (“ASC 835”). Homebuilding interest capitalized as a cost of inventories is included in cost of sales during the period that related units or lots are delivered. To the extent our homebuilding debt exceeds our qualified assets as defined in ASC 835, we expense a portion of the interest incurred. Qualified homebuilding assets consist of all lots and homes, excluding finished unsold homes or finished models, within projects that are actively selling or under development. The table set forth below summarizes homebuilding interest activity. For all periods presented below, our qualified assets exceeded our homebuilding debt and as such, all interest incurred has been capitalized.

Nine Months Ended September 30,
2025

(Dollars in thousands)
Homebuilding interest incurred	$64,099
Less: Interest capitalized	(64,099)
Homebuilding interest expensed	$—

Interest capitalized, beginning of period	$72,775
Plus: Interest capitalized during period	64,099
Less: Previously capitalized interest included in home cost of sales	(54,506)
Interest capitalized, end of period	$82,368

7.    Homebuilding Prepaids and Other Assets
The following table sets forth the components of homebuilding prepaids and other assets:

September 30, 2025

(Dollars in thousands)
Land option deposits	$45,864
Operating lease right-of-use asset	27,196
Prepaids	44,376
Deferred debt issuance costs on revolving credit facility, net	4,805
Other	10,409
Total prepaids and other assets	$132,650

8.    Homebuilding Accrued and Other Liabilities and Financial Services Accounts Payable and Accrued Liabilities
The following table sets forth information relating to homebuilding accrued and other liabilities:

September 30, 2025

(Dollars in thousands)
Accrued compensation and related expenses	$75,323
Customer and escrow deposits	16,872
Warranty accrual (Note 9)	60,326
Lease liability	28,795
Land development and home construction accruals	44,498
Accrued interest	16,260
Self insured retention for construction defect claims (Note 10)	23,947
Retentions payable	37,754
Other accrued liabilities	99,384
Total accrued and other liabilities	$403,159
The following table sets forth information relating to financial services accounts payable and accrued liabilities:

September 30, 2025

(Dollars in thousands)
Insurance reserves (Note 10)	$96,694
Accounts payable and other accrued liabilities	29,434
Total accounts payable and accrued liabilities	$126,128

9.    Warranty Accrual
Our homes are sold with limited third-party warranties and, under our agreement with the issuer of the third-party warranties, we are responsible for performing all of the work for the first two years of the warranty coverage, and paying for certain work required to be performed subsequent to year two. We record accruals for general and structural warranty claims, as well as accruals for known, unusual warranty-related expenditures. Our warranty accrual is recorded based upon historical payment experience in an amount estimated to be adequate to cover expected costs of materials and outside labor during warranty periods. The determination of the warranty accrual rate for closed homes and the evaluation of our warranty accrual balance at period end are based on an internally developed analysis that includes known facts and interpretations of circumstances, including, among other things, our trends in historical warranty payment levels and warranty payments for claims not considered to be normal and recurring.
Our warranty accrual is included in accrued and other liabilities in the homebuilding section of our combined consolidated balance sheet and adjustments to our warranty accrual are recorded as an increase or reduction to home cost of sales in the homebuilding section of our combined consolidated statements of operations and comprehensive income.
The table set forth below summarizes accrual, adjustment and payment activity related to our warranty accrual for the nine months ended September 30, 2025. The warranty accrual during the nine months ended September 30, 2025 increased due to a shift in the mix of closings to divisions with higher warranty accrual rates.

Nine Months Ended September 30,
2025

(Dollars in thousands)
Balance at beginning of period	$58,426
Expense provisions	21,360
Cash payments	(18,517)
Adjustments	(943)
Balance at end of period	$60,326

10.    Insurance and Construction Defect Claim Reserves
The establishment of reserves for estimated losses to be incurred by our homebuilding subsidiaries associated with (1) the self-insured retention (“SIR”) portion of construction defect claims that are expected to be covered under either third-party insurance policies or insurance policies with Allegiant and (2) the entire cost of any construction defect claims that are not expected to be covered by insurance policies are based on actuarial studies that include known facts similar to those established for our insurance reserves. It is possible that changes in the payment experience used in estimating our ultimate losses for construction defect claims could have a material impact on our reserves.
The following table summarizes self-insured retention for construction defect claims for the nine months ended September 30, 2025. These reserves are included as a component of accounts payable and accrued liabilities in the homebuilding section of the combined consolidated balance sheets.

Nine Months Ended September 30,
2025

(Dollars in thousands)
Balance at beginning of period	$24,389
Expense provisions	1,276
Cash payments, net of recoveries	(1,718)
Balance at end of period	$23,947
The establishment of reserves for estimated losses associated with insurance policies issued by Allegiant and re-insurance agreements issued by StarAmerican are based on actuarial studies that include known facts and interpretations of circumstances, including our experience with similar cases and historical trends involving claim payment patterns, pending levels of unpaid claims, product mix or concentration, claim severity, frequency patterns, and changing regulatory and legal environments. It is possible that changes in the insurance payment experience used in estimating our ultimate insurance losses could have a material impact on our insurance reserves.
Effective September 30, 2025, Allegiant novated, assigned and transferred to StarAmerican all of its rights, title, interest and obligations regarding insurance policies, including all insurance reserves, claims, benefits, premiums, and other amounts payable or receivable.
The following table summarizes insurance reserves associated with insurance policies issued by Allegiant and novated to StarAmerican for the nine months ended September 30, 2025. These reserves are included as a component of accrued and other liabilities in the financial services section of the combined consolidated balance sheets.

Nine Months Ended September 30,
2025

(Dollars in thousands)
Balance at beginning of period	$96,851
Expense provisions	10,382
Cash payments, net of recoveries	(10,539)
Balance at end of period	$96,694
In the ordinary course of business, we make payments from our insurance and construction defect claim reserves to settle litigation claims arising from our homebuilding activities. These payments are irregular in both their timing and their magnitude. As a result, the cash payments, net of recoveries shown for the nine months ended September 30, 2025 is not necessarily indicative of what future cash payments will be for subsequent periods.

11.    Income Taxes

As a result of the Merger described in Footnote 16, and effective April 20, 2024, the Company is included in the Sekisui House US Holdings (parent of SH Residential Holdings, LLC) consolidated tax group for U.S. federal income tax purposes. Although the Company’s post-merger results are included in the Sekisui House consolidated return, our income tax provision is calculated primarily as though we were a separate taxpayer for the full year. However, under certain circumstances, transactions between the Company and Sekisui House are assessed using consolidated tax return rules and any difference in liability between the separate company method is planned to be addressed in a future tax sharing arrangement.

Our overall effective income tax rate was 19.2% for the nine months ended September 30, 2025. The rates for the nine months ended September 30, 2025, resulted in income tax expense of $25.3 million.
12.    Senior Notes
The carrying values of our senior notes as of September 30, 2025, net of any unamortized debt issuance costs or discount, were as follows:

September 30, 2025

(Dollars in thousands)
3.850% Senior Notes due January 2030, net	$298,687
2.500% Senior Notes due January 2031, net	348,242
6.000% Senior Notes due January 2043, net	491,791
3.966% Senior Notes due August 2061, net	346,218
Total	$1,484,938
Our senior notes are not secured and, while the senior note indentures contain some restrictions on secured debt and other transactions, they do not contain financial covenants. Our senior notes are fully and unconditionally guaranteed on an unsecured basis, jointly and severally, by most of our homebuilding segment subsidiaries, with the termination date of the guarantees being upon the maturity of the senior notes. The guarantors would be required to perform upon instances of default.

13.    Commitments and Contingencies
Letter of Credit Facility. We maintain an unsecured letter of credit agreement with a financial institution (“LOC Facility”) to obtain performance letters of credit from time to time in the ordinary course of operating our business. Under the LOC Facility, which expires on June 5, 2028, we may issue up to $25.0 million of letters of credit. As of September 30, 2025, we had letters of credit outstanding under the LOC Facility of $7.3 million.
Surety Bonds and Letters of Credit. We are required to obtain surety bonds and letters of credit in support of our obligations for land development and subdivision improvements, homeowner association dues, warranty work, contractor license fees and earnest money deposits. At September 30, 2025, we had outstanding surety bonds and letters of credit totaling $693.8 million and $180.5 million, respectively, including $148.7 million in letters of credit issued by HomeAmerican. The estimated cost to complete obligations related to these bonds and letters of credit were approximately $332.2 million and $148.4 million, respectively. All letters of credit as of September 30, 2025, excluding those issued by HomeAmerican, were issued under our letter of credit facility or our unsecured revolving credit facility (see Note 14 for further discussion). We expect that the obligations secured by these performance bonds and letters of credit generally will be performed in the ordinary course of business and in accordance with the applicable contractual terms. To the extent that the obligations are performed, the related performance bonds and letters of credit should be released and we should not have any continuing obligations. However, in the event any such performance bonds or letters of credit are called, our indemnity obligations could require us to reimburse the issuer of the performance bond or letter of credit.
We have made no material guarantees with respect to third-party obligations.
Litigation. Due to the nature of the homebuilding business, we have been named as defendants in various claims, complaints and other legal actions arising in the ordinary course of business, including product liability claims and claims associated with the sale and financing of homes. In the opinion of management, the outcome of these ordinary course matters will not have a material adverse effect upon our financial condition, results of operations or cash flows.
On November 13, 2024, Building Trades Pension Fund of Western Pennsylvania, acting on behalf of itself and a putative class of similarly situated stockholders of Sekisui House U.S., Inc. (“SHUS”), filed a class action complaint in the Court of Chancery of the State of Delaware against Larry A. Mizel (“Mr. Mizel”), David D. Mandarich (“Mr. Mandarich”), and SHRH. The complaint alleges, among other things, that, in connection with the acquisition of SHUS by SHRH and its affiliates, Mr. Mizel and Mr. Mandarich breached their fiduciary duty to SHUS and that SHRH aided and abetted such breach. Pursuant to indemnification agreements, SHUS has an obligation to indemnify Mr. Mizel and Mr. Mandarich in this matter. SHUS, in connection with such indemnification obligations, plans to vigorously defend against these allegations by the putative class plaintiffs. On or about March 3, 2025, all claims against SHRH were dismissed without prejudice. No loss related to this matter can be reasonably estimated or determined probable as of September 30, 2025.
Lot Option Contracts. In the ordinary course of business, we enter into lot option purchase contracts (“Option Contracts”), generally through a deposit of cash or a letter of credit, for the right to purchase land or lots at a future point in time with predetermined terms. The use of such land option and other contracts generally allow us to reduce the risks associated with direct land ownership and development, reduces our capital and financial commitments, and minimizes the amount of land inventories on our combined consolidated balance sheet. In certain cases, these contracts will be settled shortly following the end of the period. Our obligation with respect to Option Contracts is generally limited to forfeiture of the related deposits. At September 30, 2025, we had cash deposits, capitalized costs and letters of credit totaling $37.7 million, $8.4 million and $15.3 million, respectively, at risk associated with options to purchase 7,823 lots.

14.    Lines of Credit and Notes Payable
Revolving Credit Facility. On November 19, 2024 the Company entered into an unsecured revolving credit agreement (“Revolving Credit Facility”) with a group of lenders, which may be used for general corporate purposes. The Revolving Credit Facility supersedes and replaces the Credit Agreement, dated as of December 13, 2013 and as amended as of December 17, 2014, December 18, 2015, September 29, 2017, November 1, 2018, December 28, 2020, April 11, 2023 and March 20, 2024. The aggregate commitment within the agreement is up to $900.0 million (the "Commitment"), with a $195.0 million sublimit for letters of credit. The aggregate amount of the commitments may increase to an amount not to exceed $1.40 billion upon our request, subject to receipt of additional commitments from existing or additional lenders and, in the case of additional lenders, the consent of the co-administrative agents. Unless terminated earlier, the Revolving Credit Facility will mature on November 17, 2028.
Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to Term SOFR or Daily Simple SOFR (in each case as defined in the Revolving Credit Facility), plus an applicable margin between 1.125% and 1.625% per annum, or if selected by the Company, a base rate plus an applicable margin between 0.125% and 0.625% per annum. The “applicable margins” described above are determined by a schedule based on the leverage ratio of the Company, as defined in the Revolving Credit Facility. The Revolving Credit Facility also provides for customary fees including commitment fees payable to each lender ranging from 0.15% to 0.30% per annum based on the Company’s leverage ratio.
The Revolving Credit Facility is fully and unconditionally guaranteed, jointly and severally, by most of our homebuilding segment subsidiaries. The term of the guarantees is through the termination of the Revolving Credit Facility. The facility contains various representations, warranties and covenants that we believe are customary for agreements of this type. The financial covenants include a consolidated leverage covenant and interest coverage covenant, along with a consolidated tangible net worth covenant, all as defined in the Revolving Credit Facility.
The Revolving Credit Facility also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, breach of any financial covenant and change of control. Upon the occurrence and during the continuance of any event of default, the Administrative Agent, with the consent or at the direction of the required lenders, may accelerate the payment of the obligations thereunder and exercise various other customary default remedies. In the case of a default, the guarantors would be required to perform under the agreement. We believe we were in compliance with the representations, warranties and covenants included in the Revolving Credit Facility as of September 30, 2025.
We incur costs associated with unused commitment fees pursuant to the terms of the Revolving Credit Facility. At September 30, 2025, there were $24.5 million in letters of credit outstanding, which reduced the amounts available to be borrowed under the Revolving Credit Facility. At September 30, 2025, we had $85.0 million outstanding under the Revolving Credit Facility. As of September 30, 2025, availability under the Revolving Credit Facility was approximately $790.5 million.

Mortgage Repurchase Facility. HomeAmerican entered into the Second Amended and Restated Master Repurchase Agreement (the “Mortgage Repurchase Facility”) with U.S. Bank National Association (“USBNA”) on September 20, 2024. The Mortgage Repurchase Facility provides liquidity to HomeAmerican by providing for the sale of up to an aggregate of $150 million (subject to increase by up to $150 million under certain conditions) of eligible mortgage loans to USBNA with an agreement by HomeAmerican to repurchase the mortgage loans at a future date. Until such mortgage loans are transferred back to HomeAmerican, the documents relating to such loans are held by USBNA, as custodian, pursuant to the Amended and Restated Custody Agreement (“Custody Agreement”), dated as of September 20, 2024, by and between HomeAmerican and USBNA. In the event that an eligible mortgage loan becomes ineligible, as defined under the Mortgage Repurchase Facility, HomeAmerican may be required to repurchase the ineligible mortgage loan immediately. The total capacity of the facility at September 30, 2025 was $150 million. The termination date of the Repurchase Agreement is August 5, 2026.

At September 30, 2025, HomeAmerican had $143.0 million of mortgage loans that HomeAmerican was obligated to repurchase under the Mortgage Repurchase Facility. Mortgage loans that HomeAmerican is obligated to repurchase under the Mortgage Repurchase Facility are accounted for as a debt financing arrangement and are reported as mortgage repurchase facility in the combined consolidated balance sheet. Pricing under the Mortgage Repurchase Facility is based on SOFR.
Effective April 16, 2025, HomeAmerican entered into a Waiver and Consent agreement with USBNA, in which USBNA as agent waived any events of default under the Mortgage Repurchase Facility arising with respect to an event of default as HomeAmerican was not in compliance by permitting the Adjusted Tangible Net Worth to be less than $21.0 million for the month ending February 28, 2025.

The Mortgage Repurchase Facility contains various representations, warranties and affirmative and negative covenants that we believe are customary for agreements of this type. The negative covenants include, among others, (i) a minimum Adjusted Tangible Net Worth requirement, (ii) a maximum Adjusted Tangible Net Worth ratio, (iii) a minimum adjusted net income requirement, and (iv) a minimum Liquidity requirement. The foregoing capitalized terms are defined in the Mortgage Repurchase Facility. We believe HomeAmerican was in compliance with the representations, warranties and covenants included in the Mortgage Repurchase Facility as of September 30, 2025.
Related party note. In June 2023, Woodside borrowed $99.9 million from Sekisui House US Holdings, LLC. under the terms of an unsecured intercompany loan agreement. The unpaid principal amount of the loan bears interest at a rate of 6.21% per annum. Interest payments on the loan are due the last business day of each May and November through loan maturity. Principal payments throughout the term of the loan are allowed but not required. Outstanding interest and principal is due and payable upon maturity on June 7, 2030. The full $99.9 million note payable was outstanding as of September 30, 2025.
Notes payable, net. The Company has a term debt agreement ("Homebuilder Note"), with SMBC for $330 million at an interest rate of 2.09% to support the capital needs of Woodside. Outstanding interest and principal is due and payable upon maturity on January 30, 2026. The Homebuilder Note is guaranteed by Sekisui House, Ltd. ("SHL"). As of September 30, 2025, the outstanding balance of interest and principal was $330.0 million.
Intercompany unsecured revolving credit agreement. Woodside has an unsecured revolving credit agreement effective November 20, 2024 with Parent. The commitment within the agreement is up to $250.0 million (the "Commitment"). The commitment terminated date June 30, 2025. and is automatically extended for one-year periods unless written notice to the other of termination by either party as of the end of the annual period.
Borrowings bear interest at a floating rate equal to the weighted average of the total interest rate and fees incurred by Parent under the agreements with the Parent's third-party banks, and including any guaranty fee incurred by the Parent under agreements with SHL. The agreement also provides for customary fees including commitment fees of the weighted average of the total commitment fees imposed by Parent's third-party banks per annum.
The agreement contains various representations, warranties and covenants that we believe are customary for agreements of this type. The agreement also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, bankruptcy and insolvency proceedings. Upon the occurrence and during the continuance of any event of default, the Parent may accelerate the payment of the obligations thereunder and exercise various other customary default remedies. We believe we were in compliance with the representations, warranties and covenants included in the agreement as of September 30, 2025. As of September 30, 2025, there was no outstanding balance.
The Company has a promissory note with Surland Companies, LLC. for $31.0 million with no interest until the maturity date, on December 31, 2025. After the maturity date, the note bears interest at an annual rate of 10%. This promissory note is in connection with a land sale purchase and related deferred purchase price. As of September 30, 2025, $28.7 million was outstanding.
15.    Related Party Transactions
In June 2023, Woodside borrowed $99.9 million from Sekisui House US Holdings, LLC. under the terms of an unsecured intercompany loan agreement. The unpaid principal amount of the loan bears interest at a rate of 6.21% per annum. Interest payments on the loan are due the last business day of each May and November through loan maturity. Principal payments throughout the term of the loan are allowed but not required. Outstanding interest and principal is due and payable upon maturity on June 7, 2030. The full $99.9 million note payable was outstanding as of September 30, 2025.
SHL is the guarantor of Woodside's $330.0 million third party note payable. SHL charges Woodside a guarantee fee of 0.48% per annum of the aggregate loan outstanding. Woodside accounts for guarantee fees as a component of interest. The note payable associated with this guarantee was contributed to SHRH prior to the Woodside Merger, and neither Woodside nor SHUS have any continuing obligations pursuant to this note payable.
SHRH and affiliates are considered a related party for the period subsequent to the Merger closing on April 19, 2024. As of September 30, 2025, the Company had accounts receivable due from Parent of $131.3 million, which is largely related to Woodside receivables associated with cash sweep accounts and other various transactions with the Parent that are included within Accounts receivable due from Parent in the combined consolidated balance sheet. As of September 30, 2025, Woodside had $6.2 million of related party payables related to interest payable under the related party note, guarantee fees to SHL, and other various payables with Parent and affiliates. During the nine months ended September 30, 2025, Woodside recognized $6.0 million of interest income in association with the cash sweep accounts within interest and other income on the combined consolidated statement of operations and comprehensive income.
The following table summarizes interest incurred, capitalized to inventory, and expensed as a result of the unsecured intercompany loan agreement and SHL guarantee fees:

Nine Months Ended September 30,
2025
(Dollars in thousands)
Capitalized interest, beginning of year	$6,593
Interest incurred	6,296
Interest within cost of sales	(4,179)
Capitalized interest, end of year	$8,710
Within Inventories in the combined consolidated balance sheet is $14.3 million of land purchased by the Company from affiliates of SH Residential Holdings, LLC as of September 30, 2025. The Company sold lots acquired from affiliates of SH Residential Holdings, LLC resulting in $43.3 million of home sales revenues as well as gross margin of $5.6 million during the nine months ended September 30, 2025. The Company sold $8.4 million of land to affiliates of SH Residential Holdings, LLC for no gain or loss during the nine months ended September 30, 2025.
The Company received approximately $28.4 million in distributions of land inventory at cost from the Company's unconsolidated entities during the nine months ended September 30, 2025.
Woodside enters into forward commitment agreements with affiliates of SH Residential Holdings, LLC to lock-in a commitment to facilitate financing offerings for homebuyers, amounting to $4.1 million during the nine months ended September 30, 2025, of which $3.3 million was recognized in home sale revenues of the combined consolidated statement of operations and Comprehensive Income and $0.8 million in prepaids and other assets of the combined consolidated balance sheet.

16.    Merger
On April 19, 2024, the Company completed the transactions contemplated by the Agreement and Plan of Merger, dated as of January 17, 2024 (the “Merger Agreement”), by and among the Company, SH Residential Holdings, LLC (“Parent”), Clear Line, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Section 6.2, Section 6.17 and Section 9.15 of the Merger Agreement, Sekisui House, Ltd. (“Guarantor”), providing for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”):

(i) each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) outstanding as of immediately prior to the Effective Time (other than shares of Company Common Stock that are (A)(1) held by the Company as treasury stock; (2) held directly by Parent or Merger Sub; or (3) held by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, in each case, immediately prior to the Effective Time (collectively, the “Owned Company Shares”), (B) held by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, (C) held by a holder who is entitled to demand, and has properly and validly demanded, appraisal for such shares of Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (“Dissenting Shares”), or (D) subject to vesting restrictions and/or forfeiture back to the Company (“Company RSAs”)) was automatically converted into the right to receive $63.00 per share, in cash, without interest thereon (the “Merger Consideration”);

(ii) each Owned Company Share was automatically cancelled and ceased to exist, and no consideration or payment will be delivered in exchange therefor or in respect thereof; and

(iii) each share of Company Common Stock held by any direct or indirect wholly owned Subsidiary of the Company was be converted into such number of shares of common stock of the surviving corporation with an aggregate value immediately after the consummation of the Merger equal to the Merger Consideration.

The Merger Agreement also provides that, at the Effective Time, by virtue of the Merger:

(i) each option to purchase shares of Company Common Stock granted under any Company Equity Plan (each, a “Company Option”) that was outstanding and unexercised, whether vested or unvested, as of immediately prior to the Effective Time was fully vested, cancelled and automatically converted into the right to receive an amount in cash (without interest), if any, equal to the product of (A) the excess (if any) of (1) the Merger Consideration over (2) the exercise price per share of such Company Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Option, subject to any required withholding of Taxes; provided, however, that any Company Option with respect to which the applicable per share exercise price is greater than the Merger Consideration will be cancelled without consideration;

(ii) each Company RSA, whether vested or unvested, that was outstanding as of immediately prior to the Effective Time was fully vested, cancelled and automatically converted into the right to receive an amount in cash (without interest) equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSA, multiplied by (B) the Merger Consideration, subject to any required withholding of Taxes; and

(iii) each performance stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan (each, a “Company PSU”), whether vested or unvested, that was outstanding as of immediately prior to the Effective Time was fully vested, cancelled and automatically converted into the right to receive an amount in cash equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company PSU based on maximum performance, multiplied by (B) the Merger Consideration, subject to any required withholding of Taxes.

The Merger Agreement further provides that, at the Effective Time, by virtue of the Merger each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be automatically converted into and become one fully paid and non-assessable share of Surviving Corporation Stock. This resulted in 100 shares of common stock at a $0.01 par value per share issued and outstanding.
The aggregate consideration of the Merger was approximately $4.9 billion, of which the Company funded $664.6 million.

On April 19, 2024, the New York Stock Exchange (“NYSE”) filed with the SEC a notification of removal from listing and registration on Form 25 to effect the delisting of all shares of the Company’s Common Stock from the NYSE, as well as the deregistration of the Company’s Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, the Company’s Common Stock will no longer be listed on the NYSE.

On April 30, 2024, the Company filed with the SEC a certification on Form 15, requesting the termination of registration of the shares of the Company’s Common Stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act with respect to the shares of the Company’s Common Stock.

On June 13, 2024, the Company filed with the SEC a certification on Form 15, requesting the termination of registration of the shares of the Company’s 6.000% Senior Notes due 2043 under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act with respect to the all of the Company's senior notes.

Parent has accounted for the Merger under the acquisition method of accounting with the Company deemed to be the acquiree for accounting purposes. The Company and Parent have elected not to push down purchase accounting adjustments to reflect the assets and liabilities acquired at fair value, and therefore amounts reflected in the financial statements hereto have not been adjusted.
17.    Investments in Unconsolidated Entities
Investment in unconsolidated entities accounted for under the cost method totaled $3.0 million as of September 30, 2025.
The Company has investments in the following unconsolidated entries accounted for under the equity method:

September 30, 2025
Ownership Interest
Entity
SC East Landco, LLC	24%
CCR270, LLC	34%
Both entities purchase develop, and sell or distribute land, including to the Company for use in the Company's homebuilding operations.
The following table summarizes the change in the Company's investments in unconsolidated entities accounted for under the equity method during the nine months ended September 30, 2025:

Nine Months Ended
September 30, 2025
(Dollars in thousands)
Balance at beginning of period	$40,945
Distributions - land	(28,367)
Earnings recognized	254
Balance at end of period	$12,832
The timing of cash flows related to the unconsolidated entities and any related financing agreements varies by agreement. If additional capital contributions are required and approved by the unconsolidated entity, the Company would need to contribute its pro rate portion of those capital needs in order to not dilute the Company's ownership in the unconsolidated entity. While future capital contributions may be required, the Company believes the total amount of such contributions will be limited. The Company's maximum financial exposure related to the unconsolidated entities won't exceed the combined investment and limited recourse guaranty totals.

18.    Common Control Merger
On December 1, 2025, Parent contributed (for no consideration) to the Company all of Parent's interests in its wholly owned subsidiary Woodside. Woodside is a homebuilding company with operations in Arizona, California, Nevada, and Utah.
Assets acquired and liabilities assumed are reported at the Parents historical carrying amounts and the net assets is recognized in additional paid-in capital. The following table summarizes the historical balances of the assets acquired and liabilities assumed as of April 19, 2024:

(Dollars in thousands)
Assets acquired
Homebuilding:
Cash and cash equivalents	$20,987
Trade and other receivables	9,386
Accounts receivable due from Parent	2,117
Total inventories	1,372,565
Property and equipment, net	22,889
Deferred tax assets, net	5,574
Prepaid and other assets	67,999
Investment in unconsolidated entities	44,374
Goodwill and intangible assets, net	68,951
Total homebuilding assets acquired	$1,614,842

Liabilities assumed
Homebuilding:
Accounts payable	$49,035
Accrued and other liabilities	107,538
Related party payables	3,051
Related party note	99,900
Revolving credit facility	10,000
Notes payable, net	359,831
Total homebuilding liabilities assumed	$629,355

Net assets	$985,487
19.    Subsequent Events
Effective October 15, 2025, the Company entered into the First Amendment to Credit Agreement (“First Amendment”) to its Revolving Credit Facility. The First Amendment increased the Aggregate Commitment to $1.40 billion and extended the Facility Termination Date of $1.36 billion of the facility commitments to October 15, 2029, with the remaining $40.0 million commitment continuing to terminate on November 17, 2028. The First Amendment also provides that (subject to additional lender commitments) the aggregate amount of the commitments may increase to an amount not to exceed $1.9 billion (the “accordion” feature), and updates other provisions of the Credit Agreement.
Related party note. As a part of the execution of the merger with Woodside on December 1, 2025, the $99.9 million Related party note was transferred to the Parent effective October 28, 2025, with no continuing obligations existing for SHUS.
Notes payable, net. As a part of the execution of the merger with Woodside on December 1, 2025, Woodside transferred the Homebuilder Note to the Parent effective October 28, 2025, with no continuing obligations existing for SHUS.

Intercompany unsecured revolving credit agreement. As a part of the execution of the merger with Woodside on December 1, 2025, the intercompany unsecured revolving credit agreement was terminated on November 30, 2025.
Effective December 31, 2025, the Company paid the full outstanding amount due under the promissory note with Surland Companies, LLC.
On or about January 15, 2026, a term sheet was executed by all parties to settle the Building Trades Pension Fund of Western Pennsylvania class action complaint for $25.0 million, which is anticipated to be fully covered by the Company's third-party insurance providers.
Effective December 19, 2025, Allegiant Insurance Company, Inc., a Risk Retention Group, was dissolved.